THE LOEWEN GROUP INC.
--------------------------------------------------------------------------------
(NYSE, TSE: LWN)                                                            NEWS

Contact:       James Hoggan & Associates
               Karen Cook Boas
               (604) 739-7500


                              FOR IMMEDIATE RELEASE

          THE LOEWEN GROUP APPOINTS TWO NEW DIRECTORS WITH EXPERTISE IN
                          SERVICE-ORIENTED OPERATIONS

                       ----------------------------------

VANCOUVER, BC - February 9, 2000 - THE LOEWEN GROUP INC. (NYSE, TSE: LWN), today announced it has appointed two new directors whose expertise reflects the Company's commitment to becoming a superior operating company and the most service-oriented care provider in its industry.

Donna R. Moore has successfully held senior level executive positions in quality companies recognized for delivering customer focused service. Ms. Moore's senior management experience includes Marriott Hotels, Senior Vice President at The Walt Disney Company, Senior Vice President at Williams Sonoma, and President of Laura Ashley PLC. Ms. Moore also brings to The Loewen Group board a background in reorganizing and training large numbers of service-oriented retail employees.

John J. (Jack) Wiesner, a retail consultant with a strong financial background in company restructuring, is a director of Stage Stores Inc., Lamonts Apparel, Inc., and Elder Beerman, Inc. Mr. Wiesner has held senior level executive positions in large retail organizations with operations throughout the United States.

Commenting on the appointments, Loewen Group Chairman John Lacey said, "Our two new directors reflect Loewen's commitment to becoming a superior operating company and the most service-oriented care provider in our industry. The careers of both Ms. Moore and Mr. Wiesner reflect a remarkable combination of financial and consumer service experience derived from a variety of different geographic markets in North America."

"Our board now numbers eight directors which is small enough to permit the board to work actively with senior management and our advisors over the next important phase of Loewen's restructuring," Mr. Lacey said.



                                    - more -

Based in Vancouver, The Loewen Group Inc. owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada and the United Kingdom. The Company employs approximately 13,000 and derives approximately 90 percent of its revenue from its U.S. operations.

                                      # # #


Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.